Exhibit 99.1

GeoVax Reports 2014 Second Quarter Financial Results

and Provides Corporate Update

ATLANTA, GA., August 7, 2014 – GeoVax Labs, Inc. (OTCQB: GOVX), a biotechnology company developing vaccines to prevent and treat HIV/AIDS, announced its financial results for the three and six months ended June 30, 2014 and provided a clinical development update.

Operations Update and Highlights

HIV Immunotherapy Program: GeoVax recently completed the first Phase 1 trial (GV-TH-01) investigating the therapeutic potential of its DNA/MVA vaccine regimen (GOVX-B11) in HIV-infected patients, and announced preliminary results of the trial in early 2014. GOVX-B11 was tested for safety and immunogenicity in nine HIV-infected patients who were on antiretroviral drug therapy (ART). After completing the inoculation series, patients suspended ART for a 12-week period and were observed for their ability to control virus re-emergence in the absence of drugs. ART was re-instituted after 12 weeks, and trial participants were observed for an additional 6 months. Strong safety data results were observed throughout the trial. GeoVax’s analysis of the trial data indicates that, during the vaccination phase of the trial, evidence of the beneficial effect of vaccine was measured by enhanced CD8+ T cells elicited in 8 of 9 participants and enhanced CD4+ T cells in 5 of 9 participants. Antibody responses were boosted in 4 of 9 participants. Analyses during the treatment interruption phase suggested that individuals with the best immune responses to the vaccine had lower levels of re-emergent virus. GeoVax expects to formally publish the full study results for GV-TH-01 in a scientific journal in late 2014.

Although the GV-TH-01 results were not suggestive of a significant clinical benefit of GOVX-B11 alone, the immune response data from the trial have given GeoVax a foundation for proceeding with the development of an immunotherapy program as part of the National Institutes of Health (NIH) “cure agenda.” GeoVax is currently developing a protocol for a Phase 1/2 clinical trial using a proprietary agent to induce latently infected cells to produce virus (“shock”) while the infected patient remains on ART. Successful re-activation of viral reservoirs is the first step towards a “shock and kill” approach to reducing viral reservoirs.

Robert McNally, Ph.D., President and CEO of GeoVax, further explained, “One of the difficulties in finding a cure for HIV infection is that the virus is capable of escaping the immune system and ART by hiding itself. By reverting to a non-replicating state the virus can persist indefinitely in the viral reservoirs, only to re-emerge when ART is discontinued. We believe that the combination of our immunotherapy agents together with ART, or other killing agents, could prove to be an effective step toward eradication of the virus in individuals infected with HIV.”

Preventive HIV Vaccine Program: All of the human clinical trials of GeoVax’s preventive HIV vaccines have been conducted by the HIV Vaccine Trials Network (HVTN) with funding from the NIH. The most recent of these clinical trials (HVTN 094), a Phase 1 study of GOVX-B21, was completed in late 2013. Based on analysis of all available data generated to date, GeoVax is advancing GOVX-B11 to the next stage of human clinical testing, and is in planning discussions with the HVTN and NIH for a Phase 2b efficacy trial. GeoVax expects the Phase 2b trial to involve as many as 4,000 subjects (vaccine + placebo) with an estimated cost in excess of $50 million. While GeoVax expects the NIH to fund this trial, any formal commitment may not occur until 2015. In advance of this commitment, GeoVax has requested approximately $3 million for the production of the DNA component of its vaccine regimen in sufficient quantities for the proposed Phase 2b trial. The Company expects a response from the NIH to this request during the third quarter of 2014. Should this funding be unavailable, GeoVax will seek other sources for funding vaccine production.

MORE

Financial Review

GeoVax reported a net loss of $679,537 ($0.03 per share) for the three months ended June 30, 2014, compared to $526,284 ($0.02 per share) for the same period in 2013. For the six months ended June 30, 2014, the Company’s net loss was $1,295,455 ($0.05 per share) as compared to $1,223,081 ($0.06 per share) in 2013.

The Company reported revenues of $180,441 and $337,781 for the three-month and six-month periods of 2014, respectively, related to grants from the NIH in support of its HIV/AIDS vaccine development efforts. This compares to $441,561 and $1,238,601 of grant revenue reported for the comparable periods of 2013. As of June 30, 2014, there is approximately $484,500 in unused grant funds remaining and available for use.

Research and development (R&D) expenses were $516,202 and $919,062 for the three-month and six- month periods of 2014, respectively, as compared to $553,199 and $1,435,187 for the comparable periods of 2013. R&D expenses include direct costs funded by NIH grants, as well as vaccine manufacturing and testing costs and expenses related to the Company’s HIV immunotherapy program. Costs associated with the clinical trials of GeoVax’s preventive HIV vaccine, being conducted by the HVTN, are funded directly by the NIH and are not reflected in GeoVax’s financial statements. General and administrative (G&A) expenses were $344,862 and $716,664 for the three-month and six-month periods of 2014, respectively, as compared to $415,784 and $1,028,727 for the comparable periods of 2013.

GeoVax reported cash balances of $1,371,802 at June 30, 2014, as compared to $2,513,861 at December 31, 2013. Summarized financial information is attached. Further information concerning the Company’s financial position and results of operations are included in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

About GeoVax

GeoVax Labs, Inc. (OTCQB: GOVX) is a biotechnology company developing vaccines to prevent, and treat, Human Immunodeficiency Virus (HIV) infections. GeoVax’s unique, two component vaccine, a recombinant DNA and a recombinant modified vaccinia Ankara (MVA), is designed to stimulate both anti-HIV antibody and anti-HIV T cell immune responses. GeoVax’s DNA and MVA vaccines are used in a prime/boost protocol in which priming is done with the DNA and boosting with the MVA. Both the DNA and MVA express the three major proteins of the HIV virus: Gag, Pol, and Env, and produce non-infectious virus-like-particles. GeoVax’s vaccines are unique in expressing virus-like particles that display the native form of the trimeric membrane-bound HIV-1 envelope glycoprotein. GeoVax’s vaccines are currently being tested in human clinical trials, for both preventive and therapeutic applications. Clinical trials for GeoVax’s preventive HIV vaccines have been conducted by the US National Institutes of Health-supported HIV Vaccine Trials Network (HVTN) with funding from the National Institute of Allergy and Infectious Disease (NIAID). Overall, GeoVax’s vaccines, in various doses and combinations, have been tested in close to 500 humans.

For more information, please visit www.geovax.com.

MORE

Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: HVTN will commence, complete enrollment, and generate data regarding GeoVax vaccine clinical trials as and when expected, GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent AIDS in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective, less costly, or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission including those set forth at "Risk Factors" in GeoVax's Form 10-K.

Contact:

Adam S. Holdsworth

ProActive Capital

646-862-4607

www.ProActiveCapital.com

FINANCIAL TABLES FOLLOW

MORE

GEOVAX LABS, INC.

Condensed Consolidated Statements of Operations Information

(amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues
Grant Revenue	$180	$442	$338	$1,239

Operating expenses:
Research and development	516	553	919	1,435
General and administrative	345	416	717	1,029
	861	969	1,636	2,464

Other income:
Interest income	1	1	2	2
	1	1	2	2

Net loss	$(680)	$(526)	$(1,295)	$(1,223)

Loss per common share	$(0.03)	$(0.02)	$(0.05)	$(0.06)

GEOVAX LABS, INC.

Condensed Balance Sheet Information

(amounts in thousands)

	June 30,	Dec. 31,
	2014	2013
Assets:
Cash and cash equivalents	$1,372	$2,514
Other current assets	29	184
Total current assets	1,401	2,698

Property, net	104	120
Other assets	16	21
Total assets	$1,521	$2,840

Liabilities and stockholders’ equity
Current liabilities	$237	$312
Stockholders’ equity	1,283	2,527
Total liabilities and stockholders’ equity	$1,521	$2,840

Shares Outstanding	25,168	23,765

###